Exhibit 10.39

6g.b  .REALESTATE & MANAGEMENT

Lease Agreement

between

Calderari & Schwab, Schlossstrasse 8a, 2560 Nidau

Enzo Calderari, Neuenburgstrasse 36, 2505 Biel

Walter Schwab, Kirschbaumweg 8, 2572 Mortars

and

Staar Surgical AG, Hauptstrasse 104, 2560 Nidau

1.	Rental Property

In the building at Hauptstrasse 104 in 2560 Nidau, the tenant takes over the following premises for rent over a total area of 2’396 m2:

In the basement:	- 9001: 1 Garage Box
- 9002: Small bearing (29 m2)
- 9003: Small bearing (34 m2)
- 9004: Small bearing (41 m2)
- 9005: Small bearing (11 m2)
- 9006: Large bearing (102 m2)
- 9007: Large bearing (117 m2)

On the ground floor:	- 1001: Storage / production (210 m2)
- 1002: Warehouse / production (210 m2)
- 1003: Office / production (210 m2)

On the 1st floor:	- 1101: Offices (822 m2)
- 1102: Office Space (150 m2)

On the 2nd floor:	- 1201: Offices (460 m2)

Parking Garage:	- 7001-7003 / 7010-7016: 10 Parking Spaces

Parking Deck:	- 7020-7026: 6 Parking Spaces

Parking Spaces Ground Floor:	- 8012-8018: 7 Double Parking Spaces
- 8023-8034: 12 Parking Spaces

2.Start of Rental

The rent starts on April 1, 2021.

3.Rental Period

The fixed rental period is 10 years. The contract may be terminated by either party with a notice period of 12 months to the end of each month starting March 31, 2031.

3.1.Option Right

The tenant has the right to extend the rental agreement once for five years under the current terms. If the tenant wishes to make use of this extension option, the landlord must deliver the written declaration by March 31, 2030 at the latest.

4.Rent

The net rent is CHF 33'825.- per month

In the basement:	- 9001: 1 Garage Box	at CHF 200.-= CHF2’400.- p.a.
	- 9002: Small bearing (29 m2)	at CHF 80.-= CHF2’320.- p.a.
	- 9003: Small bearing (34 m2)	at CHF 80.-= CHF2’720.- p.a.
	- 9004: Small bearing (41 m2)	at CHF 80.-= CHF3’280.- p.a.
	- 9005: Small bearing (11 m2)	at CHF 80.-= CHF880.- p.a.
	- 9006: Large warehouse (102 m2)	at CHF 80.-= CHF8’160.- p.a.
	- 9007: Large bearing (117 m2)	at CHF 80.-= CHF9’360.- p.a.

On the ground floor:	- 1001: Storage / production (210 m2)	at CHF 170.-= CHF35’700.- p.a.
	- 1002: Storage / production (210 m2)	at CHF 170.-= CHF35’700.- p.a.
	- 1003: Office / production (210 m2)	at CHF 170.-= CHF35’700.- p.a.

On the 1st floor:	- 1101: Offices (822 m2)	at CHF 158.-= CHF129’860.- p.a.
	- 1102: Office Space (150 m2)	at CHF 158.-= CHF23’700.- p.a.

On the 2nd floor:	- 1201: Offices (460 m2)	at CHF 158.-= CHF73’600.- p.a.

Underground Parking:	- 7001-7003/7010-7016:10 Parking Spaces	at CHF 120.-= CHF14’400.- p.a.

Parking Deck:	- 7020-7026: 6 Parking Spaces	at CHF 100.-= CHF7’200.- p.a.

Parking Spaces Ground Floor:	- 8012-8018: 7 Double Parking Spaces	at CHF 100.-= CHF8’440.- p.a.
	- 8023-8034: 12 Parking Spaces	at CHF 80.-= CHF11’520.- p.a.
4.1.

The annual net rent of CHF 404’940.- will remain unchanged for the first three years. Effective April 1, 2024, the rent can be adjusted once a year on January 1st regardless of the fixed rental period of the contract at the request of a partner based on the national index of consumer prices (LIK).

The basis for this is: LIK 2015: As of May 2020: 101.30 points.

4.2.	Ancillary Costs

The contribution on account for the heating and ancillary costs (heating, electricity consumption of the shared areas, the burner, water fees, waste water and waste water disposal fees), which the landlord charges annually as of April 30, amounts to CHF. 3’000.- monthly. Billing is based on the rented square meter.

5.	Use of the rental property
5.1.	The rented property is rented as storage, office and production locations. The tenant is obliged to submit any changes regarding the purpose to the landlord for approval.
5.2.	Maintenance

The tenant has the property according to Art. 259 OR in good, clean condition. Annual repairs that exceed the amount of Fr 500.-- per year shall be paid by the lessee.

If damage to the rented property occurs, the lessee is required to keep the extent of the damage as minimal as possible, be it through immediate measures at his expense or with immediate notification of the landlord.

Repair work, minor finishing work, or any necessary changes to the rental property and the property by the tenant will be allowed without any claims for damages.

5.3.	Sublet

The tenant is allowed to re-rent rooms. The landlord must be informed of any sublease.

5.4.	Accessibility of the rental property

The landlord has the right to enter the rental rooms at any time in advance in order to protect his interests.

6.	Insurance

The tenant is required to sufficiently insure all machines, equipment and furniture, the goods and generally all objects that are on the rental premises at his own expense against theft, fire, explosion and water damage, as well as all with the operation in relation to risks, in particular rental liability insurance. The lessee shall bear the consequences of any failure to comply with this obligation and shall fully discharge the lessor.

7.	Company signs and labels
7.1.	Mounting and design

The lessee may only affix company signs and labels with the approval of the lessor at the location designated by the lessor, in compliance with the state and local authority specifications. Designated location: Above the sales office.

7.2.	Cost

The cost of re-labeling or changes is assumed by the tenant. Even in the event of any removal due to a change of tenant, the tenant will bear the costs of the restoration to the original state.

8.	Changes to rental property
8.1.	Grant

Changes to the rental property are only permitted with the explicit written consent of the landlord.

9.	Return of rental property
9.1.	Cleaning

The rental property must be returned in clean and clean condition upon completion of the rental.

9.2.	Damage

The tenant is liable for all damages that are not due to normal wear and tear. Such damages shall be repaired by the lessee through the termination of the lease.

9.3.	Recovery Obligation.

Upon termination of the contract, the tenant is obliged to restore the original condition of the rented property at his own expense.

10.	Special Agreements

The tenant expressly acknowledges that the landlords insist on their legally guaranteed retention right in accordance with SchKG 283/OR 257 - 259 and 268.

Deadline for a retention request 30 days after written notification.

The tenant is granted the right to have the present rental agreement recorded in the land register at his own expense for the entire duration - also for the extension when exercising the option.

This Agreement shall be governed by Swiss substantive law to the full extent, without regard to conflict of laws (IPRG). The exclusive place of jurisdiction is Nidau. Any dispute arising out of or in connection with this Agreement (including any matter of validity, binding effect, interpretation, performance or non-performance) shall be settled by the competent courts at the place of jurisdiction.

This Agreement supersedes the lease agreement between the parties in June 2019, because the tenant will have additional space on the first floor, in the first basement as well as additional parking spaces of the property on Hauptstrasse 104 in Nidau, and the fixed rental period of the rental relationship is extended.

Tenants:	The Landlord:

Staar surgical AG	EFG Calderari and Schwab

Enzo Calderari

Walter Schwab

Nidau, this day 2020	Nidau, this day .2020